Exhibit 4.2

Execution Version

WENDY’S FUNDING, LLC,

as Master Issuer

and

CITIBANK, N.A.,

as Trustee and Securities Intermediary

FIFTH SUPPLEMENT

Dated as of June 17, 2020

to the

BASE INDENTURE

Dated as of June 1, 2015

Asset Backed Notes

(Issuable in Series)

FIFTH SUPPLEMENT TO BASE INDENTURE

FIFTH SUPPLEMENT, dated as of June 17, 2020 (this “Fifth Supplement”), to the Base Indenture, dated as of June 1, 2015, is by and among WENDY’S FUNDING, LLC, a Delaware limited liability company (the “Master Issuer”), and CITIBANK, N.A., as Trustee and Securities Intermediary (the “Trustee”).

PRELIMINARY STATEMENT

WHEREAS, the Master Issuer and the Trustee have entered into the Base Indenture, dated as of June 1, 2015 (as previously amended February 10, 2017, January 17, 2018, February 4, 2019 and June 26, 2019 the “Indenture”);

WHEREAS, Section 13.2(a) of the Indenture provides, among other things, that the provisions of the Indenture may, from time to time, be amended, modified or waived, including the amendments set forth in this Fifth Supplement, if such amendment, modification or waiver is in writing in a Supplement and consented to in writing by the Control Party (at the direction of the Controlling Class Representative); provided that any changes to the Priority of Payments or to Section 5.12 of the Indenture shall require the consent of each affected Noteholder and each other affected Secured Party;

WHEREAS, this Fifth Supplement makes certain changes to the Priority of Payments or to Section 5.12 of the Indenture that affect the Holders of the Series 2019-1 Variable Funding Senior Notes, Class A-1 (the “Series 2019-1 Class A-1 Notes”) and Series 2020-1 Variable Funding Senior Notes, Class A-1 (the “Series 2020-1 Class A-1 Notes” and, together with the Series 2019-1 Class A-1 Notes, the “Variable Funding Notes”) issued under the Indenture;

WHEREAS, the changes to the Priority of Payments contemplated by this Fifth Amendment require the consent of each affected Noteholder, and the Holders of the Variable Funding Notes are the only affected Noteholders;

WHEREAS, for a Consent Request requiring the consent of affected Noteholders, Section 11.4(c) of the Indenture requires the Control Party to formulate and present a Consent Recommendation to the Trustee to be forwarded to the affected Noteholders, and the Control Party is not authorized to implement the related Consent Request until such time as it has received notice of the consents being obtained from each affected Noteholder by the Trustee;

WHEREAS, the Administrative Agent has notified the Trustee that the Holders of the Variable Funding Notes have waived the requirement to receive the Consent Recommendation pursuant to that certain side letter attached as Exhibit A and have consented to the changes to the Priority of Payments and to the execution and delivery of this Fifth Supplement;

WHEREAS, the execution and delivery of this Fifth Supplement has been duly authorized by the Master Issuer and all conditions and requirements set forth in the Indenture and necessary to make this Fifth Supplement a valid and binding agreement have been duly performed and complied with; and

WHEREAS, the Master Issuer has provided written notice to each Rating Agency of the proposed amendments described herein no less than ten (10) days prior to the date hereof;

WHEREAS, the Master Issuer wishes to amend the Indenture as set forth herein.

NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, all capitalized terms used herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Indenture Definitions List attached to the Indenture as Annex A thereto (the “Indenture Definitions List”).

ARTICLE II

AMENDMENTS1

Section 2.1.      Amendments. The Indenture is hereby amended as follows:

(a)        The Base Indenture is hereby amended to amend and restate clause (C) of Section 5.11(i) thereof in its entirety, as follows:

“(C) if a Class A-1 Notes Amortization Event is continuing with respect to any Series of Class A-1 Notes Outstanding, to make an allocation to the Senior Notes Principal Payment Account, to prepay, until paid in full, and permanently reduce the commitments under all Class A-1 Notes ~~affected by~~ of such Series of Class A-1 Notes ~~Amortization Event~~ on a pro rata basis based on commitment amounts and to cash collateralize any outstanding letters of credit; provided, that if a Class A-1 Notes Amortization Event is continuing with respect to more than one Series of Class A-1 Notes, the amounts available for allocation pursuant to this clause (C) shall be allocated (x) among all such Series of Class A-1 Notes on a pro rata basis based on the Outstanding Principal Amount of such Series of Class A-1 Notes and (y) within each such Series of Class A-1 Notes on a pro rata basis based on commitment amounts; then”

(b)        The Base Indenture is hereby amended to amend and restate clause (E) of Section 5.11(i) thereof in its entirety, as follows:

“(E) provided clause (C) does not apply, to make an allocation to the Senior Notes Principal Payment Account, to prepay, until paid in full, and permanently reduce the commitments under all Class A-1 Notes on a pro rata basis based on commitment amounts and to cash collateralize any outstanding letters of credit; provided, that if there is more than one Series of Class A-1 Notes Outstanding,

1 All modifications to existing provisions of the Base Indenture are indicated herein by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text).

the amounts available for allocation pursuant to this clause (E) shall be allocated (x) among all such Series of Class A-1 Notes on a pro rata basis based on the Outstanding Principal Amount of each such Series of Class A-1 Notes and (y) within each such Series of Class A-1 Notes on a pro rata basis based on commitment amounts; then”

(c)        The Base Indenture is hereby amended to amend and restate Section 5.11(xii) thereof in its entirety, as follows:

“twelfth, so long as no Rapid Amortization Event Period is continuing, if a Class A-1 Notes Amortization Event has occurred or is continuing with respect to any Series of Class A-1 Notes Outstanding, to the Senior Notes Principal Payment Account to allocate to ~~the Class A-1 Notes affected by~~ such Class A-1 Notes ~~Amortization Event~~, on a pro rata basis based on commitment amounts, in an amount sufficient to reduce the Outstanding Principal Amount of ~~the~~ such Class A-1 Notes to zero and to fully cash collateralize all outstanding letters of credit thereunder on the next Quarterly Payment Date after giving effect to all deposits in the Senior Notes Principal Payment Account allocable to ~~the~~ such Class A-1 Notes; provided, that if a Class A-1 Notes Amortization Event is continuing with respect to more than one Series of Class A-1 Notes, the amounts available for allocation pursuant to this priority (xii) shall be allocated (A) among all such Series of Class A-1 Notes on a pro rata basis based on the Outstanding Principal Amount of each such Series of Class A-1 Notes and (y) within each such Series of Class A-1 Notes on a pro rata basis based on commitment amounts;

(d)        The Base Indenture is hereby amended to amend and restate the first sentence of clause (iii) of Section 5.12(l) thereof in its entirety, as follows:

“(iii) If no Rapid Amortization Period or Event of Default is continuing, but a Class A-1 Notes Amortization Event is continuing with respect to any Series of Class A-1 Notes, on each Quarterly Calculation Date, the Master Issuer shall instruct the Trustee in writing to withdraw on the following Quarterly Payment Date any Principal Release Amount from the Senior Notes Principal Payment Account, Senior Subordinated Notes Principal Payment Account or Subordinated Notes Principal Payment Account, as applicable, to the extent necessary to pay the Outstanding Principal Amount of ~~the applicable~~ such Series of Class A-1 Notes, and deposit such funds into the applicable Series Distribution Account for distribution to the Holders of ~~the applicable~~ such Series of Class A-1 Notes, on a pro rata basis based on commitment amounts, after giving effect to other amounts available for payment thereof; provided, that if a Class A-1 Notes Amortization event is continuing with respect to more than one Series of Class A-1 Notes, the amounts available for distribution pursuant to this clause (iii) shall be allocated (x) among all such Series of Class A-1 Notes on a pro rata basis based on the Outstanding Principal Amount of each such Series of Class A-1 Notes and (y) within each such Series of Class A-1 Notes on a pro rata basis based on commitment amounts.”

(e)    The Base Indenture is hereby amended to amend and restate the following defined terms in Annex A thereof in their entirety, as follows:

“Class A-1 Notes Maximum Principal Amount means, with respect to ~~all~~ each Series of Class A-1 Notes Outstanding, the aggregate maximum principal amount of such Series of Class A-1 Notes as identified in the applicable Series Supplement as reduced by any permanent reductions of commitments with respect to such Series of Class A-1 Notes and any cancellations of repurchased Class A-1 notes thereunder.”

“Holdco Leverage Ratio” means, as of any date of determination, the ratio of (a)(i)

Indebtedness of the Non-Securitization Entities and the Securitization Entities (provided that the aggregate Outstanding Principal Amount of each Series of Class A-1 Notes shall be deemed to be the Class A-1 Notes Maximum Principal Amount of such Series of Class A-1 Notes) as of the end of the most recently ended Quarterly Fiscal Period less (ii) the sum of (w) the cash and Eligible Investments of the Securitization Entities credited to the Senior Notes Interest Reserve Account, the Senior Subordinated Notes Interest Reserve Account, the Cash Trap Reserve Account and the Franchisor Capital Accounts as of the end of the most recently ended Quarterly Fiscal Period, (x) the cash and Eligible Investments of the Securitization Entities maintained in the Management Accounts as of the end of the most recently ended Quarterly Fiscal Period that, pursuant to a Weekly Manager’s Certificate delivered on or prior to such date, will be paid to the Manager or constitute the Residual Amount on the next succeeding Weekly Allocation Date, (y) the Unrestricted Cash and Eligible Investments of the Non-Securitization Entities as of the end of the most recently ended Quarterly Fiscal Period and (z) the available amount of each Interest Reserve Letter of Credit as of the end of the most recently ended Quarterly Fiscal Period to (b) the sum of the Adjusted EBITDA of the Non-Securitization Entities and the Securitization Entities, for the immediately preceding four (4) Quarterly Fiscal Periods most recently ended as of such date and for which financial statements have been prepared. The Holdco Leverage Ratio shall be calculated in accordance with Section 14.18(a) of the Base Indenture.”

“Interest Reserve Release Event” means, as of any date of determination, and with respect to each Series of Senior Notes or Senior Subordinated Notes Outstanding, as applicable, any reduction in (i) the Class A-1 Notes Maximum Principal Amount with respect to any Series of Class A-1 Notes Outstanding or (ii) the Outstanding Principal of such Series of Notes, disregarding any Series of Class A-1 Notes.

“Senior ABS Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) the aggregate Outstanding Principal Amount of each Series of Senior Notes Outstanding (provided that, with respect to each Series of Class A-1 Notes Outstanding, the aggregate Outstanding Principal Amount of each such Series of Class A-1 Notes will be deemed to be the Class A-1 Notes Maximum Principal Amount of such Series of Class A-1 Notes) as of the end of the most recently ended Quarterly Fiscal Period less (ii) the sum of (x) the cash and Eligible

Investments of the Securitization Entities credited to the Senior Notes Interest Reserve Account, the Cash Trap Reserve Account and the Franchisor Capital Accounts as of the end of the most recently ended Quarterly Fiscal Period and (y) the available amount of the Interest Reserve Letter of Credit with respect to the Senior Notes as of the end of the most recently ended Quarterly Fiscal Period to (b) the sum of the Net Cash Flow for the preceding four (4) Quarterly Collection Periods most recently ended as of such date and for which financial statements have been prepared. The Senior ABS Leverage Ratio shall be calculated in accordance with Section 14.18(b) of the Base Indenture.”

ARTICLE III

GENERAL

Section 3.1.        Conditions to Effectiveness. The effectiveness of the amendments set forth herein are subject to the satisfaction of the following conditions precedent:

(a)        the delivery on the date hereof to the Trustee of one or more Officer’s Certificates of the Master Issuer pursuant to Sections 13.6 and 14.3 of the Base Indenture, certifying that this Fifth Supplement is authorized or permitted by the Base Indenture and that all conditions precedent have been satisfied, and that it will be valid and binding upon the Master Issuer and the Guarantors in accordance with its terms; and

(b)        the delivery on the date hereof to the Trustee of one or more Opinions of Counsel pursuant to Sections 13.3, 13.6 and 14.3 of the Base Indenture, confirming that this Fifth Supplement is authorized or permitted by the Base Indenture and that all conditions precedent have been satisfied, and that it will be valid and binding upon the Master Issuer and the Guarantors in accordance with its terms.

Section 3.2.        Effect on Indenture. Subject to the satisfaction of the conditions precedent set forth in Section 3.1, upon the date hereof (i) the Indenture shall be amended in accordance herewith, (ii) this Fifth Supplement shall form part of the Indenture for all purposes and (iii) the parties and each Noteholder shall be bound by the Indenture, as so amended. Except as expressly set forth or contemplated in this Fifth Supplement, the terms and conditions of the Indenture shall remain in place and shall not be altered, amended or changed in any manner whatsoever, except by any further amendment to the Indenture made in accordance with the terms of the Indenture, as amended by this Fifth Supplement.

Section 3.3.        Binding Effect. This Fifth Supplement shall inure to the benefit of and be binding on the respective successors and assigns of the parties hereto, each Noteholder and each other Secured Party.

Section 3.4.        Counterparts. This Fifth Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 3.5.        Governing Law. THIS FIFTH SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.6.        Amendments. This Fifth Supplement may not be modified or amended except in accordance with the terms of the Indenture.

Section 3.7.        Trustee and Securities Intermediary. The Trustee and the Securities Intermediary assume no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Master Issuer and neither the Trustee nor the Securities Intermediary shall be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Fifth Supplement and makes no representation with respect thereto. In entering into this Fifth Supplement, the Trustee and the Securities Intermediary shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee or the Securities Intermediary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each party hereto represents and warrants to each other party hereto that this Fifth Supplement has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

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IN WITNESS WHEREOF, each of the Master Issuer and the Trustee have caused this Fifth Supplement to be executed and delivered by its respective duly authorized officer as of the day and year first written above.

WENDY’S FUNDING, LLC, as Master Issuer

By:	/s/ Gavin P. Waugh
	Name:	Gavin P. Waugh
	Title:	Vice President and Treasurer

CITIBANK, N.A., in its capacity as
Trustee and Securities Intermediary

By:	/s/ Jacqueline Suarez
	Name:	Jacqueline Suarez
	Title:	Senior Trust Officer

CONSENT OF CONTROL PARTY AND SERVICER:

In accordance with Section 2.4 and Section 8.4 of the Servicing Agreement, Midland Loan Services, a division of PNC Bank, National Association, as Control Party (and acting pursuant to Section 11.4(c) of the Base Indenture, subject to Exhibit A attached hereto) and as Servicer hereby consents to the execution and delivery by the Master Issuer and the Trustee of this Fifth Supplement to the Base Indenture.

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:	/s/ David Spotts
Name: David Spotts
Title:

EXHIBIT A

Side Letter from Affected Noteholders

June [    ], 2020

Citibank, N.A.

388 Greenwich Street

14th Floor

New York, NY 10013

Attention: Citibank Agency & Trust – Wendy’s Funding, LLC

Facsimile 212-816-5527

Re: Fifth Supplement to Base Indenture

Ladies and Gentlemen:

Reference is made to (i) the Base Indenture, dated as of June 1, 2015 (as previously amended February 10, 2017, January 17, 2018, February 4, 2019 and June 26, 2019 the “Indenture”), among Wendy’s Funding, LLC, a Delaware limited liability company (the “Master Issuer”), and Citibank, N.A., as Trustee and Securities Intermediary (the “Trustee”) and (ii) the Fifth Supplement to Base Indenture, dated as of June [    ], 2020 (the “Fifth Supplement”), among the Master Issuer and the Trustee. Capitalized terms used but not defined herein shall have the meanings assigned to such term in the Indenture.

Certain changes to the Priority of Payments or Section 5.12 of the Indenture made by the Fifth Supplement affects the Holders of the Series 2019-1 Variable Funding Senior Notes, Class A-1 (the “Series 2019-1 Class A-1 Notes”) and Series 2020-1 Variable Funding Senior Notes, Class A-1 (the “Series 2020-1 Class A-1 Notes” and, together with the Series 2019-1 Class A-1 Notes, the “Variable Funding Notes”) issued under the Indenture. The changes to the Priority of Payments contemplated by the Fifth Amendment require the consent of each affected Noteholder, and we, Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), are the Holders of the Variable Funding Notes.

For a Consent Request requiring the consent of affected Noteholders, Section 11.4(c) of the Indenture requires the Control Party to formulate and present a Consent Recommendation to the Trustee to be forwarded to the affected Noteholders, and the Control Party is not authorized to implement the related Consent Request until such time as it has received notice of the consents being obtained from each affected Noteholder by the Trustee.

We hereby waive the requirement to receive the Consent Recommendation with respect to the changes made in the Fifth Supplement and we consent to the changes to the Priority of Payments and the execution and delivery of the Fifth Supplement.

[Remainder of page intentionally left blank.]

Sincerely,

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Noteholder for the Series 2019-1 Class A-1 Notes and Series 2020-1 Class A-1 Notes

By:
Name:
Title:

By:
Name:
Title:

Accepted and Agreed:

Wendy’s Funding, LLC

By:
Name:
Title: